UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Xcel Energy Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0448030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

414 Nicollet Mall Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act: None.

Xcel Energy Inc. (the “Company”) supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-03034) filed with the Securities and Exchange Commission on January 5, 2001 (the “Original Registration Statement”) as follows:

Item 1.                                   Description of Registrant’s Securities to Be Registered.

The Company hereby amends and supplements Item 1 of the Original Registration Statement to reflect the following developments with respect to its Stock Purchase Rights (the “Rights”):

On December 11, 2008, the Company entered into an amendment (the “Amendment”) to the Stockholder Protection Rights Agreement dated as of December 13, 2000, between the Company and The Bank of New York Mellon, as successor rights agent (the “Rights Agreement”).

The Amendment changes the final expiration date of the Rights Agreement from June 28, 2011 to December 11, 2008.  Accordingly, the Rights granted under the Rights Agreement expired at the close of business on December 11, 2008, and the Rights Agreement has been terminated and is of no further force and effect.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which was filed as Exhibit 4.01 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2008, and to the full text of the Rights Agreement prior to the amendment, which was filed as Exhibit 1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2001, each of which is incorporated herein by reference.

Item 2.                                   Exhibits.

The Company hereby amends and restates Item 2 of the Original Registration Statement, in its entirety, as follows:

4.1           Stockholder Protection Rights Agreement, dated as of December 13, 2000, between Xcel Energy Inc. and The Bank of New York Mellon, as successor rights agent (incorporated herein by reference to Exhibit 1 to the Company’s Current Report on Form 8-K filed on January 4, 2001).

4.2           Amendment to Stockholder Protection Rights Agreement, dated as of December 11, 2008, between Xcel Energy Inc. and The Bank of New York Mellon, as successor rights agent (incorporated herein by reference to Exhibit 4.01 of the Company’s Current Report on Form 8-K filed on December 12, 2008).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

XCEL ENERGY INC.
(a Minnesota Corporation)

	By	/s/ Cathy J. Hart
Its Vice President and Corporate Secretary

Date: September 8, 2009